Exhibit 99.B(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Miles Funds, Inc.:

We consent to the use of our report dated May 25, 2017, with respect to the financial statements of the Institutional Money Market Fund of Miles Funds, Inc., incorporated herein by reference in the Post-Effective Amendment No. 51 to Registration Statement No. 33-87498 on Form N-1A and to the reference to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/KPMG LLP

Des Moines, Iowa
July 28, 2017